NEWS RELEASE

Contact: James C. Burmeister                     Date:    January 19, 2016
VP, Finance & Treasurer
Phone: 419-891-5848
E-mail: jim_burmeister@andersonsinc.com

The Andersons announces Neill C. McKinstray, who has served as the President of both the Grain and Ethanol groups, will retire in July. Corbett J. (Corey) Jorgenson will replace McKinstray as President of the Grain Group, effective February 1. McKinstray will continue as the President of the Ethanol Group and provide strategic guidance and transition assistance for the Grain Group until he retires.

Jorgenson has nearly 20 years of experience in general management, agricultural trading and risk management with Cargill, Inc. Most recently he served as the Vice President and Regional Lead for the Americas with Cargill Transportation and Logistics. From February 2009 to May 2015 he served as Commercial Lead and Vice President and then Senior Vice President for Cargill AgHorizons, United States, which includes a core grain segment, a retail seed, fertilizer and crop protection segment, and a significant value-added segment that encompasses a suite of risk management tools for farm customers and an advisory service. Additionally, he has worked in multiple trading and general management roles in the grain and oilseed supply chain businesses in Kansas, Georgia, North Carolina and China.

Jorgenson earned his bachelor's degree in Economics with an emphasis in Finance from St. Olaf College, Northfield, Minn. He completed Harvard Business School’s Asia Agribusiness Executive Education Series in Shanghai, China.

He will be relocating to the region, with his wife and their two children, in the near future.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.